Exhibit 99.1

Contact: Janet Kirkley, 704-532-3318 —For Immediate Release—

Speedway Motorsports Reports Results for the Three and Nine Months Ended

September 30, 2016 and Reaffirms Full Year 2016 Guidance

CONCORD, NC (October 26, 2016) – Speedway Motorsports, Inc. (SMI) (NYSE: TRK) today reported third quarter 2016 total revenues of $170.7 million, net income of $13.7 million or $0.33 per diluted share, and adjusted non-GAAP net income of $13.4 million or $0.33 per diluted share. Nine month 2016 total revenues were $429.5 million, net income was $39.3 million or $0.95 per diluted share, and adjusted non-GAAP net income was $39.0 million or $0.95 per diluted share. The results were within management’s expectations, and SMI reaffirmed its full year 2016 non-GAAP earnings guidance of $0.90 to $1.10 per diluted share as further described below. Non-GAAP items are further discussed, and reconciled with comparable GAAP amounts, below.

Speedway Motorsports hosted two collegiate football games, including the sold-out, hugely successful “Battle at Bristol” and large preceding concert in the third quarter 2016. These events had a material positive effect on our 2016 operating results, and associated revenues and direct expenses are reflected in Other Operating Revenue and Other Direct Operating Expense in the accompanying Selected Financial Data. The Company has begun to explore conducting similar events in the future. However, no additional football games are scheduled at this time, and these results are not indicative of future results that can be expected or forecast. Prior year amounts reflect the Company's revision of previously issued financial statements in 2015.

The Company’s admissions, certain event related revenues and operating costs were negatively impacted by poor weather surrounding several of its events in each 2016 quarter, including Bristol Motor Speedway’s rain postponed and rescheduled NASCAR Sprint Cup series racing event in August 2016. Race schedule changes, in 2016 as compared to 2015, including racing events impacted by poor weather, are presented below in the Selected Financial Data.

Management believes many of the Company’s revenue categories continue to be negatively impacted by economic conditions, including underemployment and the absence of a stronger middle class economic recovery, lower travel and spending by certain fans and customers due to ongoing geopolitical events, and high food and health-care costs.

Third Quarter Comparison

●	Total revenues of $170.7 million in 2016 compared to $144.1 million in 2015
●	After tax accelerated depreciation and removal costs on retired assets aggregating $225,000 or $0.01 per diluted share in 2016 and $4.7 million or $0.11 per diluted share in 2015
●	Non-recurring benefits from state tax law changes of $507,000 or $0.01 per diluted share in 2016 and $610,000 or $0.01 per diluted share in 2015
●	Net income of $13.7 million or $0.33 per diluted share in 2016 compared to $8.6 million or $0.21 per diluted share in 2015
●	Adjusted non-GAAP net income of $13.4 million or $0.33 per diluted share in 2016 compared to $12.6 million or $0.31 per diluted share in 2015

Year-to-Date Comparison

●	Total revenues of $429.5 million in 2016 compared to $408.7 million in 2015
●	After tax accelerated depreciation and removal costs on retired assets aggregating $225,000 or $0.01 per diluted share in 2016 and $4.7 million or $0.11 per diluted share in 2015
●	Non-recurring benefits from state tax law changes of $507,000 or $0.01 per diluted share in 2016 and $610,000 or $0.01 per diluted share in 2015
●	In 2015 (after tax items):
o	Impairment charge for other intangible assets and goodwill of $63.4 million or $1.54 per diluted share
o	Loss on early debt redemption and refinancing of $5.3 million or $0.13 per diluted share
o	Interim interest expense associated with early debt redemption of $1.1 million or $0.03 per diluted share
●	Net income of $39.3 million or $0.95 per diluted share in 2016 compared to a net loss of $31.0 million or $0.75 per diluted share in 2015
●	Adjusted non-GAAP net income of $39.0 million or $0.95 per diluted share in 2016 compared to $42.8 million or $1.04 per diluted share in 2015

Non-GAAP Financial Information and Reconciliation

Net income and diluted earnings per share as adjusted and set forth below are non-GAAP (other than generally accepted accounting principles) financial measures presented as supplemental disclosures to their individual corresponding GAAP basis amounts. The following schedule reconciles those non-GAAP financial measures to their most directly comparable information presented using GAAP. Management believes such non-GAAP information is useful and meaningful to investors and helps in understanding, using and comparing the Company’s operating results.

We have not reconciled 2016 non-GAAP forward-looking earnings per diluted share to its most directly comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K. Such reconciliations would require unreasonable efforts to estimate and quantify various necessary GAAP components largely because, as indicated by our relatively wide range of earnings guidance, forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. Such factors include weather conditions surrounding our events, the seasonal popularity or success of NASCAR and other racing in general, the impact of geopolitical factors on travel plans, and fluctuating costs of food, gas, health-care and other basic necessities, any or all of which can significantly impact our admissions, certain event related revenues and associated direct expense of events. These components and other factors could significantly impact the amount of the future directly comparable GAAP measures, which may differ significantly from their non-GAAP counterparts.

Management uses the non-GAAP information to assess the Company’s operations for the periods presented, analyze performance trends and make decisions regarding future operations because it believes this separate information better reflects ongoing operating results. This non-GAAP financial information is not intended to be considered independent of or a substitute for results prepared in accordance with GAAP. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to net income or loss, or diluted earnings or loss per share, determined in accordance with GAAP. Individual quarterly per share amounts may not be additive due to rounding. Amounts below are in thousands except per share amounts.

	Three Months Ended		Nine Months Ended
	September 30:		September 30:
	2016	2015	2016	2015
Net income (loss) using GAAP	$13,666	$8,553	$39,274	$(31,025)
Accelerated depreciation on retired assets and costs of removal, pre-tax	357	7,469	357	7,469
Non-recurring benefit of state income tax law changes	(507)	(610)	(507)	(610)
Impairment of other intangible assets and goodwill, pre-tax	--	--	--	98,868
Loss on early debt redemption and refinancing, pre-tax	--	--	--	8,372
Interim interest expense, pre-tax	--	--	--	1,688
Aggregate income tax effect of non-GAAP adjustments	(132)	(2,779)	(132)	(41,965)
Non-GAAP net income	$13,384	$12,633	$38,992	$42,797

Diluted earnings (loss) per share using GAAP	$0.33	$0.21	$0.95	$(0.75)
Accelerated depreciation on retired assets and costs of removal, pre-tax	0.01	0.18	0.01	0.18
Non-recurring benefit of state income tax law changes	(0.01)	(0.01)	(0.01)	(0.01)
Impairment of other intangible assets and goodwill, pre-tax	--	--	--	2.39
Loss on early debt redemption and refinancing, pre-tax	--	--	--	0.20
Interim interest expense, pre-tax	--	--	--	0.04
Aggregate income tax effect of non-GAAP adjustments	0.00	(0.07)	0.00	(1.02)
Non-GAAP diluted earnings per share	$0.33	$0.31	$0.95	$1.04

Significant 2016 Third Quarter Events

●	Bristol Motor Speedway – NASCAR Bass Pro Shops NRA Night Race Sprint Cup, Food City 300 Xfinity and UNOH 200 Camping World Truck Series racing events
●	Bristol Motor Speedway hosted “the Battle at Bristol” collegiate football game and large preceding concert
●	zMAX Dragway at Charlotte Motor Speedway – NHRA Carolina Nationals racing event
●

Kentucky Speedway – NASCAR Quaker State 400 presented by Advance Auto Parts Sprint Cup, Alsco 300 Xfinity, VisitMyrtleBeach.com 300 Xfinity and Buckle Up in Your Truck 225 Camping World Truck, and Crosley Brands 150 Automobile Racing Club of America Series racing events

●	New Hampshire Motor Speedway – NASCAR New Hampshire 301 Sprint Cup, Bad Boy Off Road 300 Sprint Cup, AutoLotto 200 Xfinity and UNOH 175 Camping World Truck Series racing events
●	Sonoma Raceway – Toyota NHRA Sonoma Nationals and GoPro Grand Prix of Sonoma IndyCar Series racing events
●	Texas Motor Speedway – IndyCar Firestone 600 Series racing event (previously postponed and rescheduled from the second quarter 2016 due to poor weather)

2016 Earnings Guidance

The Company reaffirmed that third quarter 2016 results are consistent with its previous full year 2016 non-GAAP earnings guidance of $0.90-$1.10 per diluted share, excluding non-recurring and other special items. The range of earnings guidance reflects the continuing negative impact of uncertain economic conditions, among other factors. Inclement weather, potential higher fuel, health-care and food costs, and continued underemployment could significantly impact our future results.

Dividends and Stock Repurchase Program

During the nine months ended September 30, 2016, the Company declared and paid cash dividends of $0.15 per share of common stock each quarter for a combined aggregate of approximately $18.6 million. On October 19, 2016, the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of common stock, aggregating approximately $6.2 million, payable on December 2, 2016 to shareholders of record as of November 11, 2016. The Board of Directors plans to continue to evaluate cash dividends on a quarterly basis in the future.

During the nine months ended September 30, 2016, the Company repurchased 189,000 shares of common stock for approximately $3.4 million under this program. As of September 30, 2016, the Company has repurchased 4,495,000 shares since adoption of the program in April 2005, and the total number of shares available for future repurchase as currently authorized is 505,000.

Comments

“Our strong third quarter and year-to-date 2016 results reflect the hugely successful “Battle at Bristol” collegiate football game and large concert the evening before,” stated Marcus G. Smith, Chief Executive Officer and President of Speedway Motorsports. “However, our 2016 results continue to be significantly impacted by poor weather surrounding many of our larger events. Bristol Motor Speedway’s NASCAR Sprint Cup race in the third quarter 2016 was rescheduled due to poor weather, and both Charlotte Motor Speedway’s NASCAR Sprint Cup and Xfinity races in the fourth quarter 2016 were rescheduled due to Hurricane Matthew. Our results also reflect the trends that many entertainment companies, including most sporting venues and motorsports in general, continue to face for admissions and various event related revenues. Notwithstanding, SMI is making significant progress on its strategic initiatives, including shareholder returns through stable share repurchase and dividend programs, ongoing debt reduction, and restrained capital spending.”

O. Bruton Smith, Executive Chairman of Speedway Motorsports, stated, “I could not have been prouder over the resounding success of our “Battle at Bristol” football game and concert. Years in the making, SMI demonstrated our unparalleled level of execution and ability to provide the finest in entertainment and enjoyment. Along with being the first to play in a motorsports ‘stadium’, SMI also set a new world record for the highest ever football game attendance. SMI has always been a leader in marketing innovation and delivering unique, high-end entertainment value. We want to do more and are already working on it. SMI remains steadfast in its never-ending commitment to provide our faithful fans - new and old - with fresh, innovative entertainment value and customer service that cannot be duplicated at home or other venues - and that is second to none.”

Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company, through its subsidiaries, owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Kentucky Speedway, Las Vegas Motor Speedway, New Hampshire Motor Speedway, Sonoma Raceway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries; manufactures and distributes smaller-scale, modified racing cars and parts through its US Legend Cars International subsidiary; and produces and broadcasts syndicated motorsports programming to radio stations nationwide through its Performance Racing Network subsidiary. For more information, visit the Company's website at www.speedwaymotorsports.com.

This news release contains forward-looking statements, particularly statements with regard to our future operations and financial results. There are many factors that affect future events and trends of our business including, but not limited to, economic factors, weather, the success of NASCAR and others as sanctioning bodies, capital projects and expansion, financing needs, income taxes and a host of other factors both within and outside of management control. These factors and other factors, including those contained in our Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

Note: Speedway Motorsports will host a conference call and webcast today at 10:00 AM (ET) open to the public. To participate in the conference call, you may dial 877-201-0168 (US / Canada / toll-free) or 647-788-4901 (international). The reference number is 98682392. A webcast of the call can be accessed at the Company's website at www.speedwaymotorsports.com under “Investors”. Participating in the call will be Marcus G. Smith, Chief Executive Officer and President, and William R. Brooks, Vice Chairman, Chief Financial Officer and Treasurer.

Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Nine Months Ended September 30, 2016 and 2015
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
STATEMENT OF OPERATIONS DATA	9/30/2016	9/30/2015	9/30/2016	9/30/2015 (a)

Revenues:
Admissions	$29,698	$31,607	$74,771	$82,263
Event related revenue	37,226	40,717	108,295	115,966
NASCAR broadcasting revenue	65,839	63,855	192,453	186,653
Other operating revenue (b)	37,898	7,944	54,006	23,836
Total Revenues	170,661	144,123	429,525	408,718
Expenses and Other:
Direct expense of events	36,576	35,251	84,366	84,719
NASCAR event management fees	41,087	39,758	115,863	112,381
Other direct operating expense (b)	28,996	4,796	39,540	14,888
General and administrative	27,205	26,712	78,591	75,256
Depreciation and amortization	14,016	20,304	40,957	47,014
Interest expense, net	3,290	3,511	9,920	13,361
Impairment of other intangible assets and goodwill	-	-	-	98,868
Loss on early debt redemption and refinancing	-	-	-	8,372
Other (income) expense, net	(941)	749	(886)	416
Total Expenses and Other	150,229	131,081	368,351	455,275
Income (Loss) Before Income Taxes	20,432	13,042	61,174	(46,557)
Income Tax Provision	(6,766)	(4,489)	(21,900)	15,532
Net Income (Loss)	$13,666	$8,553	$39,274	$(31,025)

Basic Earnings (Loss) Per Share	$0.33	$0.21	$0.95	$(0.75)
Weighted average shares outstanding	41,123	41,267	41,178	41,306

Diluted Earnings (Loss) Per Share	$0.33	$0.21	$0.95	$(0.75)
Weighted average shares outstanding	41,135	41,288	41,191	41,336

Major NASCAR-sanctioned Events Held During Period	8	8	20	20

Certain Race Schedule Changes:
•	Poor weather resulted in delaying the start of the NASCAR Sprint Cup race held at Las Vegas Motor Speedway in the first quarter 2016
•	Poor weather resulted in cancellation of a portion of the major NHRA weekend racing event held at Charlotte Motor Speedway (CMS) in the second quarter 2016
•	Poor weather resulted in delays in starting and completing the NASCAR Sprint Cup race at Texas Motor Speedway (TMS) and Sprint All-Star race at CMS, and next day rescheduling of one NASCAR Camping World Truck Series race at CMS, in the second quarter 2016
•	Poor weather resulted in delays in starting and completing one IndyCar race at TMS, which was rescheduled from the second quarter 2016 and held in the third quarter 2016
•	Poor weather resulted in postponing and rescheduling one NASCAR Sprint Cup race held at Bristol Motor Speedway in the third quarter 2016
•	TMS held one Red Bull Air Race in the third quarter 2015 that was not held in 2016

(a)	Prior year amounts reflect the Company's revision of previously issued financial statements in 2015.
(b)	Includes revenues and direct expenses associated with "the Battle at Bristol" collegiate football game and preceding concert held in the third quarter 2016.

BALANCE SHEET DATA	9/30/2016	12/31/2015

Cash and cash equivalents	$82,308	$82,010
Total current assets	138,950	142,886
Property and equipment, net	1,012,230	1,019,650
Goodwill and other intangible assets, net	345,728	345,736
Total assets	1,526,801	1,539,197

Deferred race event and other income, net	36,567	57,549
Total current liabilities	110,210	108,369
Credit facility borrowings (all term loan)	68,000	120,000
Total long-term debt	269,206	321,383
Total liabilities	722,356	754,357
Total stockholders' equity	804,445	784,840